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                                                                    EXHIBIT 10.8


               MLBE/TOTAL SPORTS TOTALCAST AGREEMENT - 1999-2001
               -------------------------------------------------

       This agreement ("Agreement"), dated as of April 1, 1999 (the "Effective Date"), is by and between Major League Baseball Enterprises, Inc. ("MLBE"), on its behalf and as agent for the Office of Commissioner of Baseball (the "BOC"), the MAJOR LEAGUE BASEBALL Clubs (the "Clubs"), the American and National Leagues of Professional Baseball Clubs (the "Leagues"), and MAJOR LEAGUE BASEBALL Properties, Inc. ("MLBP") (MLBE together with the BOC, the Clubs, the Leagues, and MLBP, are referred to herein as the "MAJOR LEAGUE BASEBALL Entities"), and Total Sports Inc. ("Total Sports") (Total Sports together with MLBE are referred to herein as the "Parties").

       WHEREAS, the Parties agree that the BOC and the Clubs own all rights in the Games (as defined below);

       WHEREAS, the Parties agree that the BOC, MLBP, the Clubs and the Leagues own all rights in the MAJOR LEAGUE BASEBALL Marks (as defined below);

       WHEREAS, the Parties desire to make available over the Internet (as defined below) real time and archival reports and simulations of the Games;

       WHEREAS, Total Sports represents and warrants that: (i) it owns or is the licensee of technology that enables it to provide abstract, graphical representations of the action that takes place on a baseball field during a Game, and that transmits, distributes, displays and perform such simulations ("Total Sports Technology"); and (ii) the Total Sports Technology can report such Game action on a real-time and on an archival basis, through various media; and

       WHEREAS, Total Sports represents and warrants that it owns copyrights and other proprietary rights for various works based on the Total Sports Technology ("Total Sports Copyrights").

       NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and the foregoing preambles, each of which is an essential part of and included within this Agreement, the parties hereby agree as follows:

1. Term. This Agreement shall be effective as of the Effective Date and shall continue through and including December 31, 2001 (the "Term"), unless terminated earlier pursuant to Section 17. Notwithstanding the foregoing, in the event that the appropriate MLB Entities cease to



         Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

    authorize MLBE to grant the rights and assume the obligations under this Agreement, this Agreement will immediately terminate, and MLBE will pay Total Sports a pro-rated refund of any Rights Fee paid by Total Sports for the Term.

2. Definitions. As used in this Agreement, the following terms shall have the following meanings:

       a. The term "Baseball Service" shall mean the production and delivery of the Works that Total Sports makes available as "Totalcasts" on the Total Sports Sites (as defined below).

       b. The term "Baseball Works" shall mean any or all of the Works and the "MAJOR LEAGUE BASEBALL" Marks (as defined below).

       c. The term "Dynamic Sports Databases" shall mean compilations, computations, and computer files created from the Encodings.

       d. The term "Encodings" shall mean the accounts and descriptions of the Games that are distributed through use of the Total Sports Technology.

       e. The term "Games" shall mean, collectively, all MAJOR LEAGUE BASEBALL games played during the Term or any Renewal Term, including all pre, regular, and post season games, and the MAJOR LEAGUE BASEBALL ALL-STAR GAME and related exhibitions.

       f. The term "Hyperlink" shall mean the connection from one document on a World Wide Web site that, when activated by a user, automatically accesses a document on a different World Wide Web site.

       g. The term "Interface Elements" shall mean all text (including phrases), graphics, displays, animation, and audio and/or visual components of the Total Sports Technology used to permit human perception of the Dynamic Sports Databases and of a nature exemplified by the text, graphics, displays, animation, and audio and visual components created by Total Sports and transmitted over the Internet as part of the Baseball Service.

       h. The Term "Internet" shall mean a global communications network comprised of interconnected computer networks each using TCP/IP or other standard network interconnection protocols as may be adopted from time to time, which is used to transmit information that is directly or indirectly delivered to a computer or other digital electronic device for display to an end-user, whether via online browsers, offline browsers, hybrid browsers, such technology, email, broadband, satellite, wireless or otherwise.

       i. The term "MAJOR LEAGUE BASEBALL Marks" shall mean the names, trademarks and service marks owned, controlled, first used and/or applied for in and/or requested within the United States Patent and Trademark Office by each of the following: (i) MLBP; (ii) the BOC;

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and (iii) each of the Clubs. By way of example, MAJOR LEAGUE BASEBALL Marks include, without limitation, the following: (i) the MAJOR LEAGUE BASEBALL All-Star Game Marks;

(ii) the Division Series Marks; (iii) the League Championship Series Marks; (1v) the World Series Marks; (v) the Grapefruit League Marks; and (vi) the Cactus League Marks.

       j. The term "Statistical Data" shall mean numerical information determined by mathematical calculation from factual data that is based in whole or in part upon the Games, including, but not limited to, scores, player batting averages, and numbers of hits, runs and errors.

       k. The term "Total Sports Sites" shall mean those World Wide Web sites owned, operated and controlled by Total Sports.

       l. The term "Works" shall mean the content, including without limitation, the arrangement of Interface Elements, as determined by the Encodings, the Statistical Data and the Dynamic Sports Databases, that Total Sports displays to end users on its Total Sports Sites (as defined below) and that comprise the Baseball Service (as defined below).

       m. The term "World Wide Web" shall mean the universe of hypertext documents linked together on the Internet via HyperText Transport Protocol.

3. Grant of Rights to Total Sports.

       a. Subject to the terms and conditions set forth in this Agreement, MLBE hereby grants to Total Sports a limited, non-exclusive, non-transferable and worldwide license, and Total Sports hereby agrees, during the Term to use Encodings and Statistical Data furnished either by MLBE, Total Sports itself, or a third party source which must be approved in advance by MLBE, for the purpose of creating the Dynamic Sports Databases and the Works for use on the Total Sports Sites. Such approval by MLBE must not be unreasonably withheld. The foregoing license to Total Sports shall include the right to reproduce the Encodings and the Statistical Data, and to use, copy, transmit, and otherwise distribute on the Total Sports Sites, and make derivative works of the Encodings and the Statistical Data for the purpose of creating the Dynamic Sports Databases and the Works for use on the Total Sports Sites, and shall also include the right to publicly and privately perform and display the Encodings and the Statistical Data on the Total Sports Sites as part of the Dynamic Sports Databases, the Works and the Baseball Service. Any approval required by MLBE under this Section 3.a. shall not be unreasonably withheld, and MLBE shall use reasonable efforts to respond to such request for approval within ten (10) business days of receipt thereof. If MLBE has not responded within such time period, the request for approval shall be deemed granted.

       b. Subject to the terms and conditions set forth in this Agreement, MLBE hereby grants to Total Sports a limited, non-exclusive, non-transferable and worldwide license, and Total

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Sports hereby agrees, during the Term to transmit, distribute and publicly display the Works on the Total Sports Sites through the Baseball Service, at any time during the Term, including on a real-time basis (that is, contemporaneously or immediately following the playing of each Game).

       c. Subject to the terms and conditions set forth in this Agreement, MLBE hereby grants to Total Sports a limited, non-exclusive, non-transferable and worldwide license, and Total Sports agrees, to display on the Baseball Service on the Total Sports Sites during the Tenn, in a manner approved in advance by MLBE, the MAJOR LEAGUE BASEBALL Marks. Such license shall be subject to the terms of Section 15 below.

       d. All rights in the Games not expressly granted to Total Sports are reserved by MLBE. The licenses granted herein specifically exclude, without limitation, any rights to: (i) telecast or broadcast any MAJOR LEAGUE BASEBALL game using any technology, including without limitation, over-the-air television and radio, cable television, MMDS, MATV, SMATV, TVRO, DBS, interactive television, pay television or advanced television; (ii) transmit, retransmit, distribute, perform, display or reproduce any telecast or broadcast of any MAJOR LEAGUE BASEBALL game; and (iii) transmit, retransmit, distribute, display or reproduce any photographs, video clips or audio information concerning and/or originating from any MAJOR LEAGUE BASEBALL game. Total Sports acknowledges that such rights may have been or may be granted to others on an exclusive or non-exclusive basis.

4. Creation of Encodings. Total Sports may create the Encodings or have the Encodings created by a third party from the Games for use by Total Sports in accordance with the grants of license in this Agreement. Such Encodings shall be subject to the license granted in Section 3 herein.

5. Distribution.

       a. Total Sports shall, at its sole cost and expense, make the Baseball Service accessible only from the Total Sports Sites. Total Sports shall not authorize or allow the Baseball Service to be accessible from or through any World Wide Web site other than any Total Sports Site by any means, including Hyperlinks, pop-up windows, framing, importing or harvesting, except as follows:

(i) Total Sports shall agree in writing to authorize any third party ("Authorized Linking Party") to include in any World Wide Web site the Authorized Linking Party owns, operates and controls ("Authorized Site"), a Hyperlink in the form annexed hereto as Exhibit A which shall link from such Authorized Site to the first page of the Total Sports Sites displaying the Baseball Service ("Authorized Hyperlink");

(ii) Total Sports shall not enter into any agreement with any prospective Authorized Linking Party without first obtaining the written approval of MLBE with respect to the identity of every such prospective Authorized Linking Party and the

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

       prospective Authorized Site which shall include the prospective Authorized Hyperlink. MLBE shall use reasonable efforts to respond to any request for approval under this Section 5.a(ii) (which shall be submitted in writing by Total Sports pursuant to the notice mechanism described in
       Section 27) within fourteen (14) business days of receipt thereof. If MLBE has not responded to such written request within fourteen (14) business days of receipt of such request for approval, the request for approval shall be deemed granted;

(iii) Total Sports shall cause each Authorized Linking Party to agree in writing that it shall not make any use of any MAJOR LEAGUE BASEBALL Entity Mark on its Authorized Sites distributing Authorized Hyperlinks other than for editorial purposes;

(iv) Total Sports shall cause each Authorized Linking Party to agree in writing that it shall not permit the Baseball Service to be accessible from or through its Authorized Site(s) or any other World Wide Web site such Authorized Linking Party owns, controls or operates by any means, including Hyperlinks, pop-up windows, framing, importing or harvesting, except through use of the Authorized Hyperlink as set forth in Section 5.a(i); and

(v) Total Sports shall cause all Authorized Linking Parties to comply with the terms and conditions set forth in Sections 5.a(iii) and 5.a(iv), and if any Authorized Linking Party breaches any such term or condition, Total Sports shall immediately terminate such Authorizing Linking Party's agreement with Total Sports as set forth in Section 5.a(i), and immediately notify MLBE in writing of such termination.

       b. Total Sports shall not display any advertisement, sponsorship or promotion on any page of the Total Sports Sites displaying the Baseball Service for any of the following goods or services: (i) gaming or gambling; (ii) religion; (iii) spirits; (iv) tobacco, including chewing and smokeless tobacco;
(v) adult-oriented; or (vi) any substance that claims to enhance athletic performance.

       c. Total Sports shall not display any promotion or sponsorship on any page of the Total Sports Sites displaying the Baseball Service without first obtaining the written approval of MLBE. MLBE shall use reasonable efforts to respond to any request for approval under this Section 5.c (which shall be submitted in writing by Total Sports pursuant to the notice mechanism described in Section 27) within fourteen (14) business days of receipt thereof. If MLBE has not responded within such fourteen ( 14) business days of receipt of such request for approval, the request for approval shall be deemed granted.

       d. Total Sports may, at its discretion, require users to pay a fee, determined by Total Sports, for access to the Baseball Service. Such fee may be in the form of a daily, monthly or annual subscription to the Baseball Service, on an event basis, on a time basis, or otherwise as

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Total Sports may determine in its sole discretion ("Subscriptions"). Upon MLBE's request. Total Sports shall provide to it free of charge the names, postal mailing addresses and other demographic information, to the extent such information is available to Total Sports and may be lawfully disclosed, of users who acquire such subscriptions. No such fee shall be charged to the MAJOR LEAGUE BASEBALL Entities for access to the Baseball Service. Each of the MAJOR LEAGUE BASEBALL Entities shall be entitled to use such information at its sole discretion.

       e. Total Sports shall electronically register and record each time a browser on the Internet requests any page on the Total Sports Sites containing the Baseball Service, and provide MLBE of a current copy of such records, certified as accurate by an officer of Total Sports, from time to time at MLBE's request.

       f. Total Sports shall notify MLBE about any unauthorized use or access of the Baseball Service immediately after it becomes aware of such activity.

6. Compensation.

       a. Total Sports shall pay to MLBE $[ * ] by no later than the Effective Date ("Settlement Fee"). In exchange for the timely receipt of the Settlement Fee, MLBE shall release Total Sports from all claims enumerated in MLBE's letter to Total Sports dated February 10, 1999 (the "Letter"), a copy of which is annexed hereto as Exhibit B. Total Sports acknowledges that MLBE's release is based upon facts now known to it about the subject matter of the Letter, which facts Total Sports represents and warrants are complete and accurate. In the event that Total Sports breaches any term of this Agreement, as a partial remedy in addition and without prejudice to any other legal or equitable remedy available to any MLB Entity, the release of Total Sports by MLBE as set forth in this Section 6.a shall be null and void.

       b. Total Sports shall pay to MLBE by check the following fees (collectively, the "Rights Fees") as follows:

       (i)     $[*] for the year 1999, by no later than the Effective Date;

       (ii)    $[*] for the year 2000, by no later than June 1, 2000; and

       (iii)   $[*] for the year 2001 by no later than June 1, 2001.


         Portions of this exhibit marked by [*] have been omitted pursuant to a request of confidential treatment.


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       c. Total Sports shall pay to MLBE an additional percentage of (i) the amount that Total Sports bills third parties for Subscriptions; and (ii) all other fees and revenues, including advertising, promotion and sponsorship revenues, related to the Baseball Service (collectively, "Percentage Compensation") as follows:

       (i)     [*] percent ([*]%) for the year 1999;

       (ii)    [*] percent ([*]%) for the year 2000; and

       (iii)   [*] percent ([*]%) for the year 2001.

Percentage Compensation must be paid for each calendar quarter of the Term, with each such payment due within fifteen (15) days of the end of each such quarter.

7. Periodic Statements.

       a. Within thirty (30) days of the end of each calendar quarter of the Term, Total Sports shall furnish to MLBE complete and accurate statements (the "Periodic Statements"), certified to be accurate by an officer of Total Sports, setting forth information on which the calculation of Percentage Compensation for such calendar quarter is based, including, but not limited to, in respect of such calendar quarter the amounts attributable to billings to third parties in respect of each of Subscriptions and all other fees and revenues, including advertising, promotion and sponsorships, related to the Baseball Service. Total Sports shall furnish with each Periodic Statement sufficient background information to make such statements intelligible to MLBE.

       b. Total Sports shall furnish the Periodic Statements to MLBE regardless of whether any Percentage Compensation is shown to be due MLBE during the calendar quarters covered by such statements.

       c. Any late payments of any compensation due to MLBE pursuant to this Agreement shall require Total Sports to pay to MLBE, in addition to the amounts due on such payments, interest on such amounts at one percent (I%) or the highest prime lending rate of Chase Manhattan Bank per month, whichever is greater on a per month basis, for the period of the delinquency, in addition and without prejudice to any other rights of MLBE in connection with such delinquency.

       d. Receipt or acceptance by MLBE of any of the statements, including the Periodic Statements, ftirnished pursuant to this Agreement or of any sums paid hereunder shall not preclude MLBE from questioning the correctness thereof at any time, including pursuant to


         Portions of this exhibitvmarked by [*] have been omitted pursuant to a request for confidential treatment.

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       MLBE's right of audit pursuant to Section 8, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by Total Sports. Late payment penalties, if any, shall be made pursuant to Section 7.

8. Books and Records.

       a. Total Sports shall keep, maintain and preserve in its principal place of business for at least three (3) years following termination, cancellation or expiration of this Agreement complete and accurate records and accounts covering all transactions relating to this Agreement (including without limitation any licenses granted hereunder) and pertaining to the various items required to be shown on the Periodic Statements, including, without limitation, invoices, correspondence and banking, financial and other records in Total Sports' possession or under its control. Such records and accounts shall be available for inspection and audit (and copying at the expense of MLBE) by MLBE, or its representatives, at any time or times during or after the Term during reasonable business hours and upon reasonable notice by MLBE or its representatives. Total Sports shall not cause or permit any interference with MLBE or its representatives in the performance of their duties of inspection and audit.

       b. The exercise by MLBE, in whole or in part or at any time or times, of the right to audit records and accounts shall be without prejudice and in addition to any rights or remedies of MLBE and shall not estop or prevent MLBE from thereafter disputing the accuracy of any such statement or payment.

       c. If pursuant to its right hereunder to audit and inspect MLBE causes an audit and inspection to be instituted that thereafter discloses a deficiency between the amount found to be due to MLBE and the amount actually paid or credited to MLBE, then Total Sports shall be responsible for payment of the entire deficiency, together with interest thereon at the then current prime rate of Chase Manhattan Bank or its successor from the date such amount became due until the date of payment. If the amount of such deficiency is three percent (3%) or more of the amount found to be due to MLBE, then Total Sports shall also pay to MLBE the costs and expenses of such audit and inspection.

9. Indemnification.

       a. MLBE shall indemnify, defend and hold harmless Total Sports, and its owners, principals, officers, employees, agents and representatives from any claims, liabilities, damages and expenses (including attorneys' fees and expenses) arising from or related to any: (i) use by Total Sports of the MAJOR LEAGUE BASEBALL Marks that is authorized by this Agreement or any use by Total Sports of the MAJOR LEAGUE BASEBALL Marks used in the MAJOR LEAGUE BASEBALL Promotions authorized by Section 16 below; or (ii) breach by MLBE of this Agreement, or of any representation, warranty, or covenant made by it herein.

       b. Total Sports shall indemnify, defend and hold harmless the MAJOR

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LEAGUE BASEBALL Entities and their respective general and limited partners, shareholders, officers, employees, agents and representatives from any claims, liabilities, damages and expenses (including attorneys' fees and expenses) arising from or related to any: (i) matter contained in the Encodings, Dynamic Sports Databases, Interface Elements, Statistical Data, Works or Baseball Service which allegedly or actually infringes or violates any third party patent, process, method, device, technology, know-how, trade secret, copyright, trademark, right of publicity or privacy, moral right or other proprietary right, or which is defamatory or obscene or known to be inaccurate, misleading or otherwise in violation of law; (ii) alleged defects or deficiencies in the Baseball Service, or false advertising, fraud, misrepresentation or other claimsrelated to the Baseball Service not involving a claim of right to the Games; (iii) unauthorized use of the Baseball Works; (iv) breach of any term, representation or warranty in this Agreement by Total Sports; (v) libel or slander against, or violation or 1111'sappropriation of any other right of any third party; or (vi) agreements or alleged agreements made or entered into by Total Sports to effectuate the terms of this Agreement.

10. Insurance.

       a. During the Term and for a period of three (3) years thereafter, Total Sports shall maintain comprehensive general liability insurance from any insurance company acceptable to MLBE, providing adequate protection for the MAJOR LEAGUE BASEBALL Entities against any claims or suits arising out of any of the indemnities described in Section 9.b above for which such insurer is able to provide insurance, with minimum limits of five million dollars ($5,000,000.00) for each occurrence or Total Sports' standard insurance policy limits, whichever is greater, and shall have each of the MAJOR LEAGUE BASEBALL Entities designated as additional insured parties therein.

       b. During the Term and for a period of three (3) years thereafter, Total Sports shall maintain advertising liability insurance from an insurance company acceptable to MLBE providing adequate protection for the MAJOR LEAGUE BASEBALL Entities with minimum limits of five million dollars ($5,000,000) for each occurrence, which insurance shall have each of the MAJOR LEAGUE BASEBALL Entities designated as additional insured parties therein.

       c. The insurance policies required by Sections 10.a. and 10.b. shall provide that they may not be modified, terminated or cancelled unless MLBE is given thirty (30) days prior written notice by the respective insurance carriers. Certificates of such insurance issued by Total Sports' insurance carriers shall be provided to MLBE prior to or on the Effective Date and subsequently, prior to the renewal of such insurance policies.

11. Representations, Warranties and Covenants of Total Sports. Total Sports represents, warrants, and covenants to MLBE as follows:

       a. It has the authority to use and to authorize others to use any Encodings that are created or developed by a third party or in which a third party otherwise has rights.

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       b. It shall not use the Baseball Works in any way that creates or is likely to create the impression that any of the MAJOR LEAGUE BASEBALL Entities endorses any Internet site or service with which such MAJOR LEAGUE BASEBALL Entity is not directly associated, except as licensed hereunder as to the Total Sports Sites and the Baseball Service.

       c. It shall conduct its business in full compliance with all applicable laws and regulations.

       d. It shall not make and has not made any unauthorized use of the Baseball Works.

       e. It shall display the Baseball Works in connection with the Baseball Service only and shall not display the Baseball Works in any advertisements.

       f. It shall only present or depict the Baseball Works on the Total Sports Sites pursuant to Section 15 of this Agreement.

       g. It shall display prominently within the body of the first page of the Total Sports Sites that displays the Baseball Service the following credit:

"Major League Baseball(R) trademarks, service marks and copyrights, including the descriptions and accounts of any Major League Baseball games, are used with the permission of the Office of the Commissioner of Baseball and Major League Baseball Enterprises, Inc. However, the information and statistics contained on this Sites have not been provided by any Major League Baseball-related entity. No further retransmission of Total Sports' coverage of Major League Baseball games may be made without the express written consent of Major League Baseball Enterprises."

       h. It shall not contest the validity or scope of the MAJOR LEAGUE BASEBALL Entities' exclusive property rights in the Games, including, without limitation, the exclusive right to distribute live or real-time play-by-play accounts and descriptions of the Games in any medium, including the Internet.

       i. It shall not do anything in connection with the Total Sports Sites or the Baseball Service that will bring the Baseball Works, the MAJOR LEAGUE BASEBALL Entities, or the MAJOR LEAGUE BASEBALL Marks into disrepute or in any manner affect the validity or scope of the MAJOR LEAGUE BASEBALL Marks.

12. Representations and Warranties of MLBE. MLBE hereby represents, warrants, and covenants to Total Sports that it has the full authority to grant the licenses herein pursuant to the terms of this Agreement, including the licenses for Total Sports to use the MAJOR LEAGUE BASEBALL Promotions as set forth in
Section 16 below.

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13. Mutual Representations and Warranties. Each Party hereby represents and warrants to the other that: (i) it is duly incorporated in the United States;
(ii) it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder; (iii) it has duly executed and delivered this Agreement; (iv) this Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, and (v) its execution, delivery, and performance of this Agreement will not conflict with, result in the breach of, or constitute a default under any arrangement or agreement to which it is a party or by which it is bound, provided, however, that to the extent that the execution, delivery, or performance of this Agreement, or the consummation of the transactions contemplated hereby, results in any conflict with, breach of, or default under any television or radio broadcast rights agreements entered into by the BOC or any of the Clubs and any third party prior to the Effective Date of this Agreement (each such third party, a "Broadcast Rightsholder"), (A) the BOC and any such Club shall waive and shall endeavor to cause such Broadcast Rightsholder to waive, any such conflict, breach, or default, or, if such Broadcast Rightsholder does not provide such waiver, (B) each of the Parties hereto shall (i) waive its rights pursuant to this Agreement to the extent required to eliminate such conflict, breach, or default or (ii) be entitled to terminate this Agreement, provided, further, however, that the remedies set forth in the previous proviso shall be the sole remedies available to Total Sports in the event of any such conflict, breach of default.

14. Transfer, Ownership and Acknowledgement of Rights.

     a. The Parties intend that the Encodings, Baseball Works and all derivative works based on them created, displayed or performed by Total Sports during the Term, shall be considered works made for hire under applicable law specifically ordered or commissioned for use by the appropriate MAJOR LEAGUE BASEBALL Entities, which shall be the sole and exclusive owners for all purposes of the copyrights and all other proprietary rights in the Encodings, Baseball Works and all derivative works based on them; therefore, the right of termination provided by 17 U.S.C. (S) 203 shall not apply with respect to the Encodings, Baseball Works and all derivative works based on them. If, however, any of the Encodings, Baseball Works or any derivative works based on them is deemed not to be a work made for hire by a court of competent jurisdiction, in a final and nonappealable order, or to the extent that Total Sports otherwise has proprietary rights with respect to any of them, Total Sports hereby irrevocably assigns to the appropriate MAJOR LEAGUE BASEBALL Entities any and all of Total Sports' worldwide copyrights and other proprietary rights in such Encodings, Baseball Works and all derivative works based on them, and any and all claims, demands, causes of action arising out of or related to infringements of the copyrights or other proprietary rights in the Encodings, Baseball Works all derivative works based on them that may occur at any time. No rights are reserved by Total Sports, except Total Sports reserves the right to use the Works after the Term without consent of the appropriate MAJOR LEAGUE BASEBALL Entities to the extent it may legally make such use under applicable law without such consent. Such assignment and transfer shall be in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The appropriate MAJOR LEAGUE BASEBALL Entities shall have the sole right to bring enforcement actions for infringement of any and all rights in the Encodings,

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Baseball Works and all derivative works based on them, and may make all decisions in their sole discretion regarding the conduct of any such action and any settlement thereof. Upon the appropriate MAJOR LEAGUE BASEBALL Entities' request, Total Sports shall sign and deliver any assignments or other documents necessary and otherwise assist the appropriate MAJOR LEAGUE BASEBALL Entities in obtaining, maintaining, perfecting, defending, enforcing or otherwise protecting the appropriate MAJOR LEAGUE BASEBALL Entities' rights hereunder.

     b. MLBE shall have the right to control and to supervise the creation of the Baseball Works, as may be mutually agreed to by the parties from time to time.

     c. Without limiting the generality of Sections 14.a. and 14.b. above and subject to Total Sports' reservation of rights in Section 14.a above, upon the expiration of this Agreement, the appropriate MAJOR LEAGUE BASEBALL Entities alone shall own all worldwide copyrights and other proprietary rights in the Encodings and Baseball Works that will or do exist or may be secured under the laws now or hereinafter in effect in the United States of America, Canada or any other country or jurisdiction, including without limitation, the exclusive rights to reproduce, display, distribute, perform and otherwise use and exploit the Encodings and Baseball Works and any derivative works based on them in any form or media, now known or later developed, in any language throughout the world. Notwithstanding the foregoing, at all times during and subsequent to the Term, Total Sports reserves all its rights in and to the Total Sports Technology.

     d. Total Sports acknowledges that the MAJOR LEAGUE BASEBALL Entities alone own all right, title and interest in and to the MAJOR LEAGUE BASEBALL Marks and the goodwill associated therewith, and that all use of these MAJOR LEAGUE BASEBALL Marks by Total Sports shall be on behalf of, and inure to the benefit of, such Entities. Total Sports agrees not to do or cause to be done anything that will adversely affect the MAJOR LEAGUE BASEBALL Entities' rights in the MAJOR LEAGUE BASEBALL Marks or that shall be inconsistent with the MAJOR LEAGUE BASEBALL Entities' ownership of such MAJOR LEAGUE BASEBALL Marks, including without limitation applying to register the Marks or challenging the MAJOR LEAGUE BASEBALL Entities' ownership of, or the validity of, such MAJOR LEAGUE BASEBALL Marks.

     e. Notwithstanding anything to the contrary in this Agreement, Total Sports acknowledges the MAJOR LEAGUE BASEBALL Entities alone shall, both during and following the Term, own all worldwide copyright and other proprietary rights in the Games, including the exclusive right to distribute live or real-time play-by-play accounts and descriptions of the Games in any medium, including the Internet.

15. Approvals and Quality Control. Any use by Total Sports of the Baseball Works, including, without limitation, its use of the MAJOR LEAGUE BASEBALL Marks, shall be subject to the following:

     a. The use of the MAJOR LEAGUE BASEBALL Marks pursuant to this Agreement shall conform to the MAJOR LEAGUE BASEBALL Official Style Guide, a current copy of which MLBE shall provide to Total Sports. Each such use of the MAJOR LEAGUE BASEBALL Marks shall be subject to the prior written approval of MLBE in respect of quality, style, and content.

     b. All other content on the Total Sports Sites displayed in connection with the Baseball Works other than that described in subsections a. and b. of this
Section 15, shall be subject to the prior written approval of MLBE in respect of quality, style, and content. Total Sports shall submit to MLBE for such approval: (i) in respect of information that is subject to updating on a continuous basis, including, but not limited to, schedules and statistics, representative depictions of the manner in which such information shall be presented on the Total Sports Sites; and (ii) in respect of other MAJOR LEAGUE BASEBALL content, including, but not limited to third-party, advertisements, depictions of such content as it shall appear on the Total Sports Sites.

     c. Any approval required by MLBE under this Section 15 shall not be unreasonably withheld, and MLBE shall use reasonable efforts to respond to such request for approval within ten (10) business days of receipt thereof. If MLBE has not responded within such time period, the request for approval shall be deemed granted.

     d. Pursuant to Section 15 of this Agreement, MLBE approves Total Sport's proposed uses of the MAJOR LEAGUE BASEBALL Marks in connection with the Baseball Service as set forth in Exhibit C annexed hereto.

16. Promotional/Commercial Rights. MAJOR LEAGUE BASEBALL Promotions. Total Sports shall establish as soon as practical after execution of this Agreement and maintain during the Term, at Total Sports' sole cost and expense and in the manner approved by MLBE including, without limitation, as to style and content, permanent content areas on the Total Sports Sites that must present the following information, updated as necessary: (i) national television broadcast schedules of the Games; (ii) material submitted by MLBE promoting MAJOR LEAGUE BASEBALL programming other than that set forth in clause (i) above; and (iii) material submitted by MLBE promoting MAJOR LEAGUE BASEBALL products and services, other than that set forth in clauses (i) and (ii) above. Total Sports shall, at its own sole cost and expense, obtain any and all rights and approvals necessary, including licenses, waivers, releases, and regulatory approvals, to carryout its obligations under this Section 16. Any approval required by MLBE under this Section 16 shall not be unreasonably withheld, and MLBE shall use reasonable efforts to respond to such request for approval within ten (10) business days of receipt thereof. If MLBE has not responded within such time period, the request for approval shall be deemed granted.

17. Termination.

     a. Either Party shall have the right to terminate this Agreement upon written notice to the other Party, without prejudice to any rights that it may have in law, in equity, or otherwise, if the other Party shall cause a Default (as defined below) to occur. For purposes of this Agreement, a "Default" shall occur upon the following events:

     (i) a breach by MLBE of any term in this Agreement or failure by MLBE otherwise to comply with or to perform any term of this Agreement and continuance of such failure for a reasonable period under the circumstances, but in no event more than ten (10) business days, after Total Sports provides MLBE with written notice of such alleged breach or failure;

     (ii) a Party becomes insolvent, is unable to pay its debts as they mature, or is the subject of a petition in bankruptcy, whether voluntary or involuntary, or of any other proceeding under bankruptcy, insolvency, or similar laws; or is named in, or its property is the subject of, a suit for the appointment of a receiver; or is dissolved or liquidated;

     (iii) any representation or warranty made by a Party is breached or is false or misleading in any respect; or

     (iv) a breach by Total Sports of any term in this Agreement or failure by Total Sports otherwise to comply with or to perform any term of this Agreement.

     b. Upon receipt by any Party of a written notice of termination, the Parties shall immediately discontinue the performance of their respective obligations pursuant to this Agreement, provided that termination of this Agreement shall not relieve the Party causing a Default of any obligation accruing in respect of this Agreement prior to such termination including without limitation any payment obligations hereunder.

     c. Each of the Parties agrees that, in addition to, and without limiting, any other remedy or right that each Party may have at law or in equity, each Party shall have the right to seek an injunction or restraining order against another Party's failure to comply with or to perform any provision of this Agreement.

18. No Partnership. Nothing contained in this Agreement is intended or shall be construed to place the Parties in the relationship of partners, joint venturers, or agents. Notwithstanding anything contained herein, neither any of the Parties nor any of their respective representatives, agents, or subcontractors, or their respective officers, directors or employees shall be considered or treated as agents or employees of any of the other Parties for any purpose, including, but not limited to, any of the following: common law master and servant or principal and agent liability, worker's compensation; federal or state employee laws or regulations; social security laws or regulations; or affirmative action, pension or disability laws or regulations.

19. Confidentiality.

     a. Each of the Parties shall treat as confidential all Confidential Information (as defined below) of the other Party, provided that if any of the Parties becomes legally compelled to disclose any Confidential Information, it shall promptly notify the Party to which such Confidential Information is proprietary and such Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section, and provided, further, however, that such Confidential Information shall at all times remain proprietary to such Party regardless of any such disclosure. For purposes of this Agreement, "Confidential Information" shall mean:

     (i) the amount of the Settlement Fee set forth in Section 6.a, the amount of the Rights Fee set forth in Section 6.b and the amount of Percentage Compensation set forth in Section 6.c of this Agreement; and (ii) all records, data or information received by any of the Parties from each other in the performance of this Agreement and designated orally or in writing as confidential upon disclosure, including, but not limited to, all proprietary information relating to such other Party or any MAJOR LEAGUE BASEBALL Entity's business, technology, or internal operations, other than information: (i) that is publicly known or available; (ii) approved in advance for public disclosure by the furnishing Party; (iii) received by the receiving Party from a third party without obligation of confidentiality; (iv) known to the receiving Party prior to receipt thereof from the disclosing Party; or (v) independently developed by the receiving Party.

     b. None of the Parties shall use any Confidential Information regarding any other Party outside the scope of the performance of its obligations pursuant to this Agreement.

     c. Each of the Parties may disseminate Confidential Information only to its employees, agents, and representatives only on a "need-to-know" basis and shall cause each of its employees, agents, and representatives who has access to any Confidential Information to comply with the terms and provisions of this Section 19 in the same manner as it is bound by this Section 19, provided that such Party shall remain responsible for the actions and disclosures of its employees, agents, and representatives.

     d. Notwithstanding anything to the contrary in this Section 19, the provisions of this Section 19 shall not apply to any sharing or transfer of any information, including without limitation to any Confidential Information, among MLBP, MLBE and the BOC.

     e. Each of the Parties shall promptly return to each other Party all documents, written materials and other tangible property, including copies thereof, containing any Confidential Information or otherwise belonging to each other Party, and shall promptly destroy all information not reasonably returnable, including but not limited to computer files and digital information contained in computer systems or on storage media, upon the earlier to occur of such other Party's request or the termination or expiration of this Agreement.

     f. Each of the Parties acknowledges that any breach of this Section 19 shall cause irreparable injury for which there would not be an adequate remedy at law. In the event of such breach, the injured Party shall be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

       g. None of the Parties shall under any circumstances remove any records, data or information from the premises of any other Party without the prior consent of such other Party.

20. Assignment. None of the Parties may assign any of its rights or delegate any duties or obligations under this Agreement to another individual or entity without the written consent of the other Parties, provided that MLBE may, with notice to Total Sports, assign such rights and delegate such duties or obligations to any of the MAJOR LEAGUE BASEBALL Entities or their wholly owned subsidiaries, and provided, further, that Total Sports' rights, duties and obligations may be assigned and delegated by sale or transfer of all or substantially all of the assets of the business to which such rights, duties and obligations pertain. This Agreement shall inure to the benefit of each of the Parties' respective assigns, successors, and affiliates.

21. Integration. This Agreement constitutes the entire agreement and understanding between the Parties and cancels, terminates, and supersedes any prior written or oral agreement or understanding between the Parties relating to the subject matter hereof.

22. Choice of Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and performed exclusively within that State. The United States District Court for the Southern District of New York and the Supreme Court of the State of New York, sitting in New York County, shall be the exclusive jurisdictions and venues for any dispute arising directly or indirectly from the relationship created or the transactions contemplated by this Agreement. Each of the Parties consents to the exclusive jurisdiction and venue of any such court and waives any argument that any such court does not have jurisdiction over such Party or such dispute or that venue in any such forum is not appropriate or convenient. In the event that any of the Parties commences any action against any other Party in another jurisdiction or venue respect of any such dispute, such other Party shall be entitled, at option, to have the action transferred to one of the jurisdictions and venues described in this Section 22, or if such transfer cannot be accomplished under applicable law, to have such action dismissed without prejudice.

23. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such unenforceability or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations and rights of the Parties expressed herein shall be in addition to, and not in limitation of, those provided by applicable law.

24. No Waiver. No failure or delay on the part of any of the Parties in the exercise of any right, power, or remedy under this Agreement shall operate as a waiver by such Party thereof, nor shall any single or partial exercise by any of the Parties of any right, power, or remedy preclude other or further exercise thereof by such Party, or such Party's exercise of any other right, power, or remedy, provided that in no event shall any of the Parties be liable for any consequential, punitive, special, or indirect damages of any kind. No waiver or modification of this Agreement or of any provision herein, including this Section, shall be valid unless it is in writing and duly executed by the Party charged with it, and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the Parties arising out of affecting this Agreement, or the rights or obligations of any of the Parties under it, unless such waiver or modification is in writing and duly executed as prescribed above.

25. Headings. The headings contained in this Agreement are for convenience only and shall not be construed as an interpretation of any of the language contained herein.

26. Survival. The respective obligations of the Parties under this Agreement that by their nature would continue beyond the termination, cancellation or expiration of this Agreement, including but not limited to representations, warranties, indemnities, insurance, payment of fees, confidentiality, obligations imposed on Total Sports with respect to the MAJOR LEAGUE BASEBALL Entities' copyrights, trademarks and other proprietary rights in the Baseball Works under Sections 14 and 15, and acknowledgements of rights under Section 14, shall survive its termination, cancellation or expiration.

27. Notices. Any notice under this Agreement will be considered given when delivered in writing: (i) personally; (ii) by facsimile, but only if a copy of transmittal confirmation is retained; or (iii) five business days after it is mailed by recognized courier service or registered or certified mail, return receipt requested, to the appropriate Party at the following addresses (or at such other address as either Party may specify by notice to the other):

          To MLBE:
          --------

          Major League Baseball Enterprises, Inc.
          245 Park Avenue
          New York, NY 10167
          Attn: Ethan G. Orlinsky, Esq., General Counsel and Corporate Secretary
          Tel: (212) 931-7973
          Fax: (212) 949-5697

          With a Copy to:
          ---------------

          Major League Baseball Enterprises, Inc.
          245 Park Avenue
          New York, NY 10167
          Attn: Alex Kam, Director of New Media
          Tel: (212) 931-7990

          Fax: (212) 949-5794

          To Total Sports:
          ----------------

          Total Sports Inc.
          133 Fayetteville Street Mall, 6th Floor
          Raleigh, NC 27601
          Tel: (919) 832-8926
          Fax: (919) 832-8927

28. Exhibits. Exhibits A, B and C annexed hereto are incorporated into and made part of this Agreement.

29. Prior Agreement. The Agreement between MLBE and Total Sports dated September 11, 1990, shall be hereby terminated.

30. Total Sports shall not communicate with any MLB Entity concerning (i) this Agreement, (ii) the Baseball Service, or (iii) any request to obtain any credential for any Game with first having such communication approved by Total Sports' President. Nothing in this Agreement shall be construed to obligate any MLB Entity to procure any ticket or credential for any Game for Total Sports.

31. Notwithstanding any term to the contrary in this Agreement, this Agreement shall in all respects be subordinate to, and shall not prevent the issuance, entering into, or amendment of any of the following, each as may be issued, entered into, or amended from time to time: any present or future agreements or arrangements entered into between and/or among the Office of the Commissioner of Baseball, the American and/or National Leagues of Professional Baseball Clubs and/or their constituent clubs, Major League Baseball Properties, Inc., Major League Baseball Enterprises, Inc., Major League Baseball International, Inc., including the Website Guidelines between Major League Baseball and the Clubs, and any agreement or arrangement that is amended by them or entered into based on authority granted in such agreements.

32. Execution. This Agreement shall be binding upon the parties upon execution. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MAJOR LEAGUE BASEBALL ENTERPRISES, INC.

By: ___________________________________
Name:     Ethan G. Orlinsky
Title:    Corporate Secretary

TOTAL SPORTS INC.

By: ___________________________________
Name:     George Schlukbier
Title:    President

                        EXHIBIT A: AUTHORIZED HYPERLINK

[graphical depiction of baseball player and "Catch Every MLB Game Live" caption for authorized hyperlink to the Total Sports Sites displaying Baseball Service]

                               EXHIBIT B: LETTER

MAJOR LEAGUE BASEBALL

                                                               February 10, 1999

By Fax to (919) 781-4865
------------------------

John Fuscoe, Esq.
Wyrick, Robbins, Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607-7506

     Re: MLBE/Total Sports Agreement Regarding "TotalCast" Real-Time Simulations of Major League Baseball Games (the "Agreement")

Dear John:

     The purpose of this letter is to follow-up on our February 2, 1999 telephone conference call about the Agreement.

     At the outset, we wish to emphasize that MLBE values its relationship with Total Sports. It was for this reason that on December 16, 1998, Alex Kam and I first notified George Schlukbier about Total Sports' breaches of the Agreement in person rather than through a notice letter. Having opted to proceed in this way, we were disappointed and surprised by Total Sports' January 7, 1999 letter to the Major League Baseball Clubs offering them the opportunity to "syndicate" 1999 Major League Baseball game TotalCasts on their Official World Wide Web sites. In our view, that letter not only required us to have the February 2/nd/ conference call, but also formalize our positions in this letter under Section 17 of the Agreement.

     As we discussed, Total Sports materially breached the Agreement in two ways about which we are aware as follows:

     1.   Making TotalCasts Available on Third Party Websites: The Agreement
          ---------------------------------------------------
grants Total Sports a limited license to make TotalCasts available only on the Total Sports Site (as defined in the Agreement). It does not grant Total Sports a license to make TotalCasts available on any third party site. Despite this limitation, Total Sports made 1998 Major League Baseball game TotalCasts available on a number of third party sites, including Dow Jones' wallstreetjournal.com site, through "framing" -- a technology that allowed third party site users to view them without actually leaving those sites. (We note that in The Washington Post Co. et al. v. TotalNews, Inc., 97 Civ. 1190 (PKL)
            ---------------------------------------------
(S.D.N.Y. Complaint filed Feb. 20,1997), Dow Jones sued a site for unauthorized framing.) This practice, which was apparently repeated on a daily basis throughout the 1998 Major League Baseball season, constituted a material breach of the Agreement.

     Total Sports' January 7/th/ letter states that Total Sports recorded 92 million page views for Major League Baseball game TotalCasts in 1998. Given the apparent extent to which Total Sports made TotalCasts available on third party sites, it appears that only a small fraction of the 92 million page views are attributable to uses authorized under the Agreement. In light of this. MLBE's exclusive right to transmit live, continuous, play-by-play accounts and descriptions of Major League Baseball games over the Internet has been significantly and irreparably damaged.

     2.   Unauthorized Use of Major League Baseball Marks: Under Section 3(c) of
          -----------------------------------------------
the Agreement, MLBE granted Total Sports a limited license to use Major League Baseball Marks (as defined in the Agreement) (the "Marks") in connection with the license grant for TotalCasts. Total Sports' unauthorized uses of the Marks on third party sites also constituted a material breach of the Agreement.

     We note that Total Sports' uses of the Marks included branding TotalCasts with Major League Baseball Properties' famous Silhouetted Batter Logo and the phrase: "Officially Licensed by Major League Baseball Enterprises, Inc." Web users who viewed 1998 Major League Baseball game TotalCasts from unauthorized third party sites saw this branding, and were therefore misled into believing that there was some sort of affiliation between those third party sites and the Major League Baseball Entities (as defined in the Agreement). This caused significant and irreparable damage to the Major League Baseball Entities, their Marks and the businesses and goodwill represented by them.

     As Alex stated during our February 2/nd/ call, cure of the breaches will require: (1) compensation for the damages caused by them: and (2) Total Sports' assurance that it will not permit 1999 Major League Baseball game TotalCasts to be made available on any site other than the Total Sports Site, whether by framing or any other means (e.g., pop-up windows). We understand, however, that Total Sports would prefer to continue to engage in framing in order to maximize the audience for Major League Baseball game TotalCasts. In light of this, we are willing to consider an alternative proposal to cure Total Sports' breaches that will: (1) retrospectively compensate MLBE; (2) prospectively provide MLBE with appropriate increases in license fees and revenue sharing; and (3) protect MLBE's proprietary and trademark rights in connection with a network of third party site distribution.

     Finally, Total Sports offered to send a letter to the Clubs retracting its January 7/th/ letter, subject to our approval over its content. Although we cannot accept this offer as a cure or settlement of the breaches, we believe sending such a letter would be a step in the right direction. Therefore, please call me at (212) 931-7973 so that we may discuss the process of drafting such a letter, and also how Total Sports should cure its breaches.

     This letter does not purport to be a complete statement of the facts or law and is without prejudice to the legal or equitable rights of any Major League Baseball Entity.


                                             Very truly yours,


                                             Michael J. Mellis
                                             New Media Counsel

cc:  Alex Kam
     Ethan G. Orlinsky
     George Schlukbier - Total Sports (by fax to (919) 832-8927)

                 EXHIBIT C: USE OF MAJOR LEAGUE BASEBALL MARKS
                              IN BASEBALL SERVICE

[graphical depiction of placement of Major League Baseball logo and legal and credit description on Total Sports Sites]